BDO USA, LLP (Letterhead)
Tel: 952-854-5700 7650 Edinborough Way, Suite 225
Fax: 952-854-1163 Edina, MN 55435
www.bdo.com





February 11, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on February 4, 2014, to be filed by our former client, Oakridge Holdings, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,


BDO USA, LLP